SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                         STREICHER MOBILE FUELING, INC.
                         ------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.01
                          ----------------------------
                         (Title of Class of Securities)

                                    862924107
                                    ---------
                                 (CUSIP Number)

                                January 31, 2001
                                ----------------
            (Date of Event Which Requires a Filing of this Statement)

                  Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [X] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Active Investors II, Ltd.

-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b) |X|

-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               Florida

--------------------------------------------------------------------------------
                             5    Sole Voting Power

        NUMBER OF
          SHARES                  None
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH

--------------------------------------------------------------------------------
                             6    Shared Voting Power

                                  425,000

--------------------------------------------------------------------------------
                             7    Sole Dispositive Power

                                  None

--------------------------------------------------------------------------------
                             8    Shared Dispositive Power

                                  425,000

-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               425,000

-------------- -----------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               9.8%
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               PN
-------------- -----------------------------------------------------------------

-------------- -----------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Active Investors III, Ltd.

-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group             (a)
               (See Instructions)
               (b) |X|

-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               Florida

-------------- -----------------------------------------------------------------
                             5    Sole Voting Power

        NUMBER OF
          SHARES
       BENEFICIALLY               None
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH

-------------- -----------------------------------------------------------------
                             6    Shared Voting Power

                                  425,000

-------------- -----------------------------------------------------------------
                             7    Sole Dispositive Power

                                  None

-------------- -----------------------------------------------------------------
                             8    Shared Dispositive Power

                                  425,000

-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               425,000

-------------- -----------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               9.8%
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               PN
-------------- -----------------------------------------------------------------

-------------- -----------------------------------------------------------------
      1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

               Fundamental Management Corporation

-------------- -----------------------------------------------------------------
      2        Check the Appropriate Box if a Member of a Group
               (a)
               (See Instructions)
               (b) |X|

-------------- -----------------------------------------------------------------
      3        SEC Use Only

-------------- -----------------------------------------------------------------
      4        Citizenship or Place of Organization

               Florida

-------------- -----------------------------------------------------------------
                             5    Sole Voting Power

        NUMBER OF
          SHARES                  None
       BENEFICIALLY
         OWNED BY
           EACH
        REPORTING
          PERSON
           WITH

-------------- -----------------------------------------------------------------
                             6    Shared Voting Power

                                  850,000

-------------- -----------------------------------------------------------------
                             7    Sole Dispositive Power

                                  None

-------------- -----------------------------------------------------------------
                             8    Shared Dispositive Power

                                  850,000

-------------- -----------------------------------------------------------------
      9        Aggregate Amount Beneficially Owned by Each Reporting Person

               850,000

-------------- -----------------------------------------------------------------
     10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

-------------- -----------------------------------------------------------------
     11        Percent of Class Represented by Amount in Row (9)

               19.7%
-------------- -----------------------------------------------------------------
     12        Type of Reporting Person (See Instructions)

               CO
-------------- -----------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Streicher Mobile Fueling, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  2720 N.W. 55th Court
                  Ft. Lauderdale, FL  33309

Item 2.

         (a)      Name of Persons Filing:

                  Active Investors II, Ltd.
                  Active Investors III, Ltd.
                  Fundamental Management Corporation

                  Fundamental Management Corporation is the general partner of
                     Active Investors II, Ltd., and Active Investors III, Ltd.

         (b)      Address of Principal Business Office or if None, Residence:

                  For Active Investors II, Ltd., Active Investors III, Ltd., and Fundamental Management Corporation

                  8567 Coral Way, #138
                  Miami, FL  33155

         (c)      Citizenship:

                  Active Investors II, Ltd. - Florida
                  Active Investors III, Ltd. - Florida
                  Fundamental Management Corporation - Florida

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01

         (e)      Cusip Number: 862924107


Item 3.

         Not Applicable

Item 4.  Ownership

         (1)(a) Amount Beneficially Owned by Active Investors II, Ltd.:  425,000

         (1)(b) Percent of Class:  9.8%

         (1)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           425,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   425,000

         (2)(a) Amount Beneficially Owned by Active Investors III, Ltd.: 425,000

         (2)(b) Percent of Class:  9.8%

         (2)(c) Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           425,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv) Shared power to dispose or to direct the disposition of: 425,000

         (3)(a)   Amount Beneficially Owned by Fundamental Management
                  Corporation: 850,000

         (3)(b)   Percent of Class: 19.7%

         (3)(c)   Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           850,000

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   850,000

Item 5.  Ownership of Five Percent or Less of a Class

                  Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group

                  Not Applicable

Item 9.  Notice of Dissolution of Group

                  Not Applicable

Item. 10. Certification

                  By signing below each of the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  March 19, 2001

                                   ACTIVE INVESTORS II, LTD.

                                   By:  Fundamental Management Corporation,
                                        its General Partner

                                   By:  /s/ Damarie Cano
                                        ----------------------------------------
                                        Damarie Cano, Secretary and Treasurer


                                   ACTIVE INVESTORS III, LTD.


                                   By:  Fundamental Management Corporation,
                                        its General Partner

                                   By:  /s/  Damarie Cano
                                        ----------------------------------------
                                        Damarie Cano, Secretary and Treasurer


                                   FUNDAMENTAL MANAGEMENT CORPORATION

                                   By:  /s/ Damarie Cano
                                        ----------------------------------------
                                        Damarie Cano, Secretary and Treasurer

                                    EXHIBITS

Exhibit A:  Joint Filing Statement

                                    Exhibit A

                             Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13G. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned, being duly authorized, hereby execute this Agreement this 19th day of March, 2001.

                                    ACTIVE INVESTORS II, LTD.

                                    By:  Fundamental Management Corporation,
                                         its General Partner

                                    By:  /s/ Damarie Cano
                                         ---------------------------------------
                                         Damarie Cano, Secretary and Treasurer


                                    ACTIVE INVESTORS III, LTD.

                                    By:  Fundamental Management Corporation,
                                         its General Partner

                                    By:  /s/ Damarie Cano
                                         ---------------------------------------
                                         Damarie Cano, Secretary and Treasurer


                                    FUNDAMENTAL MANAGEMENT CORPORATION

                                    By:  /s/ Damarie Cano
                                         ---------------------------------------
                                         Damarie Cano, Secretary and Treasurer

                                       10